UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 24, 2016

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2016, Stein Mart, Inc. (the “Company” or “Stein Mart”) entered into an Amended and Restated Co-Brand and Private Label Credit Card Consumer Program Agreement (the “Agreement”) with Synchrony Bank (“Synchrony”) effective February 1, 2016, running through January 2026. The Agreement amends the Co-Brand and Private Label Credit Card Consumer Program (the “Program”) Agreement dated October 3, 2011 (the “Prior Agreement”), which was set to expire in September 2018. After 2026, the Agreement renews automatically for successive one-year terms unless either party provides notice of termination at least 180 days prior to expiration of the initial or current renewal term. The Agreement contains early termination rights for each party, including termination rights upon default or upon other specified events.

The Agreement provides for greater compensation to Stein Mart by Synchrony, in part due to the significant growth of the company’s credit card program since the addition of a private label card in 2011. The non-financial terms of the Agreement are substantially the same as the Prior Agreement. Synchrony extends credit directly to cardholders under the Program to finance purchases from Stein Mart and, for co-brand cardholders, from other retailers. Synchrony provides all servicing for the credit card accounts, including customer service and collections, and bears all credit and fraud losses. The Company maintains a cardholder rewards program and funds rewards redeemed by cardholders as part of that program. Co-brand cardholders earn reward certificates based on purchase volume and all cardholders can participate in in-store “extra savings events”. An operating committee with equal representation of Stein Mart and Synchrony oversees the Program.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Agreement which will be filed in the Company’s next quarterly report on Form 10-Q. A copy of the Company’s press release announcing the Agreement is filed with this report as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibit

99.1	Press Release dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: March 1, 2016	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated March 1, 2016.